UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 3, 2015

PRA Health Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36732	46-3640387
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4130 ParkLake Avenue

Suite 400

Raleigh, NC 27612

(919) 786-8200

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01                                           Change in Control of Registrant.

(b) Information required by Item 403(c) of Regulation S-K regarding arrangements known to the registrant which may at a subsequent date result in a change of control.

The information set forth under Item 8.01 below is incorporated by reference into this Item 5.01.

Item 8.01                                           Other Events.

On March 3, 2015, KKR PRA Investors L.P., an affiliate of the investment funds associated with or designated by Kohlberg Kravis Roberts & Co. L.P. that are the current majority owners of PRA Health Sciences, Inc. (the “Company”), informed the Company as follows:

“KKR PRA Investors L.P. (the “Borrower”) has entered into (i) a margin loan agreement dated as of March 3, 2015 (the “Margin Loan Agreement”) with the lender party thereto (the “Lender”) and the administrative agent party thereto and (ii) a pledge and security agreement of even date (the “Pledge and Security Agreement” and, with the Margin Loan Agreement, the “Margin Loan Documents”) between the Lender, as secured party (the “Secured Party”) and Borrower, as pledgor.

As of March 3, 2015, the Borrower has borrowed an aggregate of $275.0 million under the Margin Loan Agreement. Pursuant to the Pledge and Security Agreement, to secure borrowings under the Margin Loan Agreement, the Borrower has  pledged approximately 40 million shares (collectively, the “Pledged Shares”) of common stock, par value $0.01 per share (“Common Stock”) of PRA Health Sciences, Inc. (the “Company”).  The Pledged Shares represented approximately 66.7% of the Company’s issued and outstanding Common Stock as of March 3, 2015.

The Margin Loan Agreement contains customary default provisions.  In the event of a default under the Margin Loan Agreement by the Borrower, the Secured Party may foreclose upon any and all shares of Common Stock pledged to them and may seek recourse against the Borrower.”

The Company did not independently verify or participate in the preparation of the foregoing disclosure.  In addition, the Company is not a party to the Margin Loan Documents and has no obligations thereunder, but has delivered letter agreements to the Lender in which it has, among other things, agreed, subject to applicable law and stock exchange rules, not to take any actions that are intended to materially hinder or delay the exercise of any remedies by the Lender under the Pledge and Security Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRA HEALTH SCIENCES, INC.

By:	/s/ Timothy McClain
Name:	Timothy McClain
Title:	Vice President of Legal Affairs and Secretary

Date: March 6, 2015